UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2006
ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Group Center Professional Offices Park 997 San Roberto Street, 10th Floor San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On May 18, 2006, the Board of Directors (the “Board”) of Oriental Financial Group Inc. (the “Company”) elected Nelson García, CPA, as a new director. He was named to the Audit Committee of the Board. Mr. García is a certified public accountant with significant experience in administration and international public accounting. He is a former partner of KPMG LLP, San Juan, Puerto Rico, and former Vice President and General Manager of Orange Crush de Puerto Rico, Inc. Since 1993, he has been the President and sole shareholder of Impress Quality Business Forms, Inc. d/b/a Impress Quality Printing, a commercial printer in Puerto Rico.
     There is no arrangement or understanding between Mr. García and any other persons pursuant to which he was elected as a director.
     There has been no transaction or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be made a party, in which the amount involved exceeds $60,000 and in which Mr. García or any member of his immediate family had or will have a direct or indirect material interest.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: June 12, 2006	By:	/s/ Carlos O. Souffront
Carlos O. Souffront
Secretary of the Board of Directors